Exhibit 10.22

CREDIT AGREEMENT
dated as of
March 10, 2008
among
DR PEPPER SNAPPLE GROUP, INC.,
as Borrower
THE LENDERS AND ISSUING BANK PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
BANK OF AMERICA, N.A.
as Syndication Agent
GOLDMAN SACHS CREDIT PARTNERS L.P.,
MORGAN STANLEY SENIOR FUNDING, INC.
and
UBS SECURITIES LLC
as Documentation Agents
J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers
J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
MORGAN STANLEY SENIOR FUNDING, INC.
and
UBS SECURITIES LLC
as Bookrunners

i

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.01(b)	Subsidiaries
Schedule 3.06	Disclosed Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.01	Existing Liens
Schedule 6.06	Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Borrower’s Counsel
Exhibit C — Form of Guaranty
ANNEXES
Annex I — Information Memorandum
Annex II — Separation Documents

          CREDIT AGREEMENT dated as of March 10, 2008, among DR PEPPER SNAPPLE GROUP, INC., as Borrower, the LENDERS and ISSUING BANKS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, and GOLDMAN SACHS CREDIT PARTNERS L.P., MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC, as Documentation Agents.
WITNESSETH:
          WHEREAS, the Borrower has requested, and the Lenders and Issuing Bank are willing to make available to the Borrower, the credit facilities described in this Agreement upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and, as applicable, JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, collectively, the Administrative Agent, Syndication Agent and Documentation Agent.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds

Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, (a) with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, (b) with respect to any Term Lender, the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment and (c) with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments. If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	ABR	Eurodollar	Unused Commitment
Index Debt Ratings:	Spread	Spread	Fee Rate

Category 1 Index Debt ratings of at least BBB+ by S&P and/or Baa1 by Moody’s	0.00%	1.00%	0.15%

Category 2 Index Debt ratings less than Category 1, but at least BBB by S&P and/or Baa2 by Moody’s	0.50%	1.50%	0.20%

Category 3 Index Debt ratings less than Category 2, but at least BBB- by S&P and/or Baa3 by Moody’s	1.00%	2.00%	0.30%

Category 4 Index Debt ratings less than Category 3, but at least BB+ by S&P and/or Ba1 by Moody’s	1.25%	2.25%	0.375%

Category 5 Index Debt ratings less than Category 4	1.50%	2.50%	0.50%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Audited Financial Statements” has the meaning assigned to such term in Section 4.02(k).
          “Availability Period” means the period from and including the Transaction Closing Date to but excluding the earlier of the Revolving Credit Facility Maturity Date and the date of termination of the Revolving Credit Commitments in full.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Bookrunners” means, collectively, J.P. Morgan Securities Inc., Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, in their capacities as bookrunners.
          “Borrower” means Dr Pepper Snapple Group, Inc., a Delaware corporation.
          “Borrowing” means an advance of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan, as applicable.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “Business” means the beverage business in the United States, Canada, Mexico and the Caribbean owned by Cadbury on the Effective Date and to be owned by the Borrower upon consummation of the Separation Transactions.
          “Bridge Loan” means that certain 364-day loan made pursuant to the Bridge Loan Agreement in an aggregate principal amount of up to $2,000,000,000.
          “Bridge Loan Agreement” means that certain 364-Day Senior Unsecured Bridge Loan Agreement dated as of the date hereof, among the Borrower, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent.

          “Bridge Loan Documents” means the Loan Documents (as defined in the Bridge Loan Agreement).
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Cadbury” means Cadbury Schweppes plc, a public limited company organized under the laws of England and Wales with registered number 0052457.
          “Cadbury Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of Cadbury and its subsidiaries taken as a whole.
          “Cadbury UK” means Cadbury plc, a United Kingdom public limited company incorporated in England and Wales with registered number 0649739.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) a termination of Cadbury UK’s and its subsidiaries’ indemnification obligations under the Tax Sharing and Indemnification Agreement pursuant to the change of control provision therein.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral Account” means a deposit account that is (a) established by and with the Administrative Agent for the purpose of receiving the proceeds of the Term Loans on the Initial Funding Date (if the Initial Funding Date occurs prior to the Transaction Closing Date), (b) in the name of the Borrower and (c) over which the Administrative Agent has exclusive control and a perfected first-priority Lien as security for the Obligations.

          “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.
          “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its subsidiaries in accordance with GAAP.
          “Consolidated Cash Interest Expense” means, with respect to any Person, for any period, the Consolidated Interest Expense of such Person and its subsidiaries for such period less the Consolidated Non-Cash Interest Expense of such Person and its subsidiaries for such period.
          “Consolidated EBITDA” means, with respect to any Person, for any period, Consolidated Net Income of such Person for such period plus (A) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (1) the aggregate amount of Consolidated Interest Expense for such period, (2) the aggregate provision for federal, state, local or foreign taxes based on income or profits or capital for such period, (3) all amounts attributable to depreciation, amortization (including amortization of goodwill or other intangible assets) or impairment of goodwill or other intangible assets for such period, (4) any extraordinary or non-recurring non-cash charges for such period (provided, however, that cash expenditures in respect of charges added back pursuant to this clause (4) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made), (5) the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of Stock or Stock Equivalents, (6) the aggregate amount of any extraordinary losses plus any loss realized by such Person or any of its subsidiaries in connection with any dispositions that occur during such period, (7) the aggregate amount of any fees, expenses or charges paid on or prior to the Transaction Closing Date related to the Separation Transactions and the negotiation, execution and delivery of this Agreement, the Bridge Loan and the Senior Notes, (8) the aggregate amount of any fees, expenses or charges paid after the Transaction Closing Date related to a refinancing of the Bridge Loan, if any, and (9) for periods prior to the Transaction Closing Date, the aggregate amount of corporate costs allocated to the Borrower in its combined financial statements and minus (B) (1) for periods prior to the Transaction Closing Date, the Borrower’s good faith estimate of its costs of operating on a stand-alone basis as if the Separation Transactions had occurred, which in no event shall be less than $11.25 million per fiscal quarter (pro-rated in the case of a period comprising less than a full fiscal quarter), and (2) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary gains and any non-recurring non-cash gains during such period, (ii) any credit for federal, state, local or foreign taxes based on income or profits or capital during such period, and (iii) any other gains realized by such Person or any of its subsidiaries in connection with any dispositions that occur during such period. Notwithstanding the foregoing, the following amounts (representing the aggregate effect of adjustments to (a) add back (I) restructuring charges, reserves and integration costs, (II) anticipated benefits of organizational restructuring, (III) losses associated with the launch of Accelerade and (b) subtract profits and gains associated with Glaceau) shall be added-back without duplication in determining Consolidated EBITDA during the following periods:

Four Fiscal Quarters Ending	Net Add Back Amount
June 30, 2008	$68 million
September 30, 2008	$51 million
December 31, 2008	$34 million
March 31, 2009	$17 million

          “Consolidated Interest Expense” means, with respect to any Person, for any period, the amount of interest expense reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
          “Consolidated Net Income” means, with respect to any Person, for any period, the amount of net income reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.
          “Consolidated Net Tangible Assets” means, with respect to any Person, as of any date of determination, the total assets less the sum of goodwill, net, and other intangible assets, net, in each case reflected on the Consolidated balance sheet of such Person and its subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Administrative Agent pursuant to clause (a) or (b), as applicable, of Section 5.01, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Non-Cash Interest Expense” means, with respect to any Person, for any period, the sum of the following amounts to the extent included in the definition of Consolidated Interest Expense of such Person: (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.
          “Consolidated Total Debt” means, with respect to any Person, as of the date of determination, the aggregate amount of Indebtedness reflected on the consolidated balance sheet of such Person and its subsidiaries as of such date in conformity with GAAP, plus, without duplication, synthetic leases, letters of credit (but only to the extent drawn and not reimbursed).
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Event” has the meaning assigned to such term in Section 4.04.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the events, actions, orders, decrees, judgments, inquiries, investigations, reviews, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Documentation Agents” means Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Early Commitment Termination Date” means the earlier of (i) April 18, 2008, if by that date the shareholders of Cadbury have not duly approved the Separation Transaction at a court meeting and a general meeting as contemplated in the Registration Statement, (ii) the time any borrowings are made under the UK Facility and (iii) 3:00 p.m. New York City time on May 13, 2008.
          “Effective Date” has the meaning assigned to such term in Section 4.01.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or, as such relate to exposure to Hazardous Materials, to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereuder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure to satisfy statutory minimum funding standards; (c) the filing pursuant to Section 412(d) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Material Subsidiary, (b) any Foreign Subsidiary, (c) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations; provided that “Excluded Subsidiary” shall not include any Subsidiary that guarantees, directly or indirectly, or otherwise provides a Guarantee for, any Material Indebtedness of the Borrower or any other Loan Party or (d) Juice Guys Care, Inc. and Cadbury Schweppes Americas Employee Relief Fund, so long as each remains qualified as a not-for-profit corporation.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America (or any political subdivision thereof) or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).
          “Facilities” means (a) the Revolving Credit Facility and (b) the Term Loan Facility.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee and Syndication Letter” means that letter agreement dated March 10, 2008, addressed to the Borrower and Cadbury from the Administrative Agent and the Bookrunners and accepted by the Borrower and Cadbury on March 10, 2008.
          “Financial Officer” means the chief financial officer, principal accounting officer, senior vice president — corporate finance, treasurer or controller of the Borrower.
          “Financing Transactions” means the execution, delivery and performance of the Loan Documents and the Bridge Loan Documents by the Loan Parties party thereto, the borrowing of Loans, the borrowing of the Bridge Loan or the issuance of the Senior Notes, as applicable, and the use of the proceeds thereof.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets.
          “Guarantor” means each Subsidiary party to or that becomes party to the Guaranty.
          “Guaranty” means the Guaranty, executed and delivered by each Guarantor, in substantially the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.
          “Hazardous Materials” means all explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated as hazardous or toxic, or a pollutant or contaminant, pursuant to any Environmental Law.
          “Immaterial Insolvency Event” means, as of any date, any Default under clause (h) of Article VII with respect to any Guarantor that is a Material Subsidiary or group of Guarantors that are Material Subsidiaries in connection with which an executive officer of such Subsidiary and the general counsel of the Borrower each have certified (in writing to the Administrative Agent) that (a) they believe that the commencement of the involuntary proceeding or involuntary petition causing such Default is without merit and not expected to be sustained in the applicable proceeding and (b) the Borrower has in good faith undertaken commercially reasonable efforts to dismiss such proceeding or petition or otherwise cure such Default; provided that, at no time shall any such Material Subsidiary subject to such Default (i) have Consolidated Net Tangible Assets as of December 31, 2007 in the aggregate with all other Guarantors that are Material Subsidiaries subject to such Default and all other Subsidiaries subject to the events of the type described in clause (h) of Article VII, equal to or exceeding 10% of the Consolidated Net Tangible Assets of the Borrower at such date and (ii) have Consolidated gross revenues for the fiscal year ended December 31, 2007 in the aggregate with all other Guarantors that are Material Subsidiaries subject to such Default and all other Subsidiaries subject to the events of the type described in clause (h) of Article VII, equal to or exceeding 10% of the Consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP.
          “Immaterial Subsidiary” means, any Subsidiary of the Borrower (including any Foreign Subsidiary) that has been designated by the Borrower as an “Immaterial Subsidiary” for purposes of this Agreement; provided that at no time shall (A) (i) the Consolidated Net Tangible Assets of any Immaterial

Subsidiary (as determined as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to the clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2007)) equal or exceed 5% or, together with all other Immaterial Subsidiaries and their subsidiaries, 10%, of the Consolidated Net Tangible Assets of the Borrower at such date or (ii) the Consolidated gross revenues of such Subsidiary for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to the clauses (a) or (b), as applicable, of Section 5.01 (or prior to such delivery, as of December 31, 2007) equal or exceed 5% or, together with all other Immaterial Subsidiaries and their subsidiaries, 10%, of the Consolidated gross revenues of the Borrower for such period, in each case determined in accordance with GAAP, or (B) any Immaterial Subsidiary own, or be licensed to use, any Material Intellectual Property.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business and not overdue by more than 120 days and (ii) any earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning set forth in Section 9.03(b).
          “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
          “Information Memorandum” means that certain Confidential Information Memorandum relating to the Borrower, the Business and the Transactions to be used in connection with the syndication of the Facilities.
          “Initial Funding Date” has the meaning assigned to such term in Section 4.02.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last day of each March, June, September and December, and (b) with respect to any

Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investments” has the meaning assigned to such term in Section 6.03.
          “Issuing Bank” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuing Bank” or (b) hereafter becomes an Issuing Bank with the approval of the Administrative Agent and the Borrower and that agrees to be bound by the terms hereof applicable to Issuing Banks pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower.
          “JPMCB” means JPMorgan Chase Bank, N.A.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Disbursements. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.05.
          “Lenders” means the Term Lenders and the Revolving Credit Lenders as listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits with a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means, collectively, this Agreement, each Promissory Note, the Fee and Syndication Letter, the Guaranty and, to the extent expressly designated as a “Loan Document” by the Borrower and the Administrative Agent, each certificate, agreement or document executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.
          “Loan Parties” means, as of any date, the Borrower and each Subsidiary party to the Guaranty on such date.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Change” means any material adverse change in the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under this Agreement or (c) the rights and remedies of the Lenders under this Agreement.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any Loan Party or Material Subsidiary, or payment obligations in respect of any Swap Agreement, that is outstanding in an amount exceeding the Minimum Threshold. For purposes of determining Material Indebtedness, the “payment obligations” of such Loan Party or Material Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Material Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Intellectual Property” means any trademarks, tradenames, copyrights, patents and other intellectual property owned or licensed by the Borrower or any of its Subsidiaries that is material to the business of the Borrower and its Subsidiaries.

          “Material Subsidiary” means, at any date of determination, any Subsidiary (including any Foreign Subsidiary) that is not an Immaterial Subsidiary.
          “Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Credit Facility Maturity Date, (b) with respect to the Term Loan Facility, the Term Loan Facility Maturity Date, provided, however, that in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
          “Minimum Threshold” means $75,000,000.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has any obligation, contingent or otherwise.
          “Obligations” means the Loans, the LC Obligations and all other amounts owing by the Borrower to the Administrative Agent, any Lender, any Issuing Bank, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guarantee, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document, and all obligations of the Borrower under any Loan Document to provide cash collateral for LC Obligations.
          “Offering Memorandum” means a complete preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum customary for Rule 144A offerings, which shall in any event contain (a) the Audited Financial Statements and the Pro Forma Financial Statements delivered to the Bookrunners pursuant to Section 4.02(k), (b) summary guarantor/nonguarantor net sales, income from operations, EBITDA, assets and debt information for the fiscal years ended December 31, 2007, December 31, 2006 and January 1, 2006 and (c) all other information that would be necessary for the investment banks thereunder to receive a customary comfort letter from independent accountants in connection with an offering of the Senior Notes.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, or similar charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 9.04(c).
          “Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) as amended from time to time.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisitions” means any acquisition by the Borrower or a Subsidiary (including any investments by the Borrower or any Subsidiary in any other Subsidiary for purposes of financing such acquisition) of all or substantially all of the outstanding Stock (other than directors’

qualifying shares) in, or all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if:
          (a) no Default would result therefrom and, at the time contractually binding obligations with respect to such acquisition are incurred, no Event of Default described in clauses (a), (b) (solely with respect to interest or commitment fees), (h) or (i) of Article VII has occurred and is continuing; and
          (b) the Borrower shall be in compliance, on a pro forma basis, with the covenants set forth in Section 6.05 as if and for the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to the clauses (a) or (b), as applicable, of Section 5.01.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days (or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04;
          (c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
          (d) deposits to secure the performance of bids, trade contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, restrictions, rights-of-way and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business that do not secure any payment obligations and do not, in the aggregate, materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
          (g) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (i) Liens (i) of a collection bank on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry;
          (j) any interest or title of a lessor under leases entered into by the Borrower or any Subsidiaries in the ordinary course of business and financing statements with respect to a lessor’s right in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease;
          (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiaries in the ordinary course of business;
          (l) Liens deemed to exist in connection with Permitted Investments and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
          (m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
          (n) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiaries in connection with any letter of intent or purchase agreement;
          (o) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
          (p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
          (q) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary; and
          (r) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
          (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.02(k).
          “Promissory Note” has the meaning assigned to such term in Section 2.09(e).
          “Qualified CP Draw” means the borrowing of a Revolving Loan the proceeds of which are used to repay obligations under a short-term commercial paper program of the Borrower; provided that at the time of such borrowing, the ratings of the Index Debt and the corporate ratings of the Borrower shall be at least BBB from S&P and Baa2 from Moody’s, and each such ratings shall be stable and not subject to “negative watch” or “negative outlook”.
          “Register” has the meaning set forth in Section 9.04(b)(iv).
          “Regulation S-X” means Regulation S-X of the Securities Act of 1933, as amended.
          “Registration Statement” means the Registration Statement on Form 10, under the Securities Exchange Act of 1934, as amended, of the Borrower filed with the SEC on February 12, 2008, including the exhibits filed therewith, without giving effect to any subsequent amendments filed thereto; provided, however, that Exhibits 99.1, 2.1, 10.1, 10.2 and 10.3 contained in the Registration Statement filed on February 12, 2008 shall, for the purposes of this definition, mean Annex I (Information Memorandum) and Annex II (Separation Documents) hereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having more than 50% in total of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Facility Maturity Date (or if earlier, any other date on which the Revolving Credit Commitments have been terminated in full), the aggregate Revolving Credit Exposure and (b) the principal amount of the Term Loans then outstanding.
          “Required Revolving Credit Lenders” means, at any time, the Revolving Credit Lenders having more than 50% of the Revolving Credit Commitments or, after the Revolving Credit Facility Maturity Date (or if earlier, any other date on which the Revolving Credit Commitments have been terminated in full), the aggregate Revolving Credit Exposure at such time.
          “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in LC Disbursements, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $500,000,000.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swingline Loans and Letters of Credit.
          “Revolving Credit Facility Maturity Date” means the fifth anniversary of the Initial Funding Date.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(b).
          “S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.
          “SEC” means the Securities and Exchange Commission or any successor thereto.
          “Senior Notes” means an aggregate of up to $2,000,000,000 of the Borrower’s senior unsecured notes to be issued in an unregistered offering conducted pursuant to Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended, the terms of which shall not require scheduled principal payments to be made at any time prior to the later of the Revolving Credit Facility Maturity Date and the Term Loan Facility Maturity Date.
          “Separation and Distribution Agreement” means the Separation and Distribution Agreement among Cadbury and the Borrower and, solely for certain sections set forth therein, Cadbury UK, substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, as amended to the extent permitted under Section 3.14(d).
          “Separation Documents” means (i) the Separation and Distribution Agreement, (ii) the Transition Services Agreement between Cadbury and the Borrower substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, (iii) the Employee Matters Agreement among Cadbury, the Borrower and, solely for certain sections set forth therein, Cadbury UK substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, (iv) the Omnibus Stock Incentive Plan of 2008 substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, (v) the Annual Cash Incentive Plan substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, (vi) the Employee Stock Purchase Plan substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, (vii) the Tax Sharing and Indemnification Agreement, (vii) the Know-How Agreement among Cadbury, the Borrower and its Subsidiaries substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II and (viii) the Domain Names Agreement among Cadbury and the Borrower substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II, in each case, as amended to the extent permitted under Section 3.14(d).
          “Separation Transactions” means the series of transactions pursuant to which Cadbury intends to effect a separation of the Business from its global confectionary business and beverage business through a distribution of the common stock of the Borrower to shareholders of Cadbury and a transfer of the Business to the Borrower pursuant to the Separation and Distribution Agreement and as contemplated and described in the Registration Statement.
          “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The

Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
          “Subsidiary” means any subsidiary of the Borrower. Prior to the Initial Funding Date, all references to Subsidiaries shall refer to those subsidiaries of Cadbury constituting a part of the Business and that will become Subsidiaries upon the consummation of the Separation Transactions.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.04.
          “Syndication Agent” means Bank of America, N.A..
          “Taxes” means any and all present or future taxes, levies, imposts, duties or similar charges imposed (including by deduction or withholding) by any Governmental Authority.
          “Tax Sharing and Indemnification Agreement” means the Tax Sharing and Indemnification Agreement among Cadbury, the Borrower and, solely for certain sections set forth therein, Cadbury UK substantially in the form of the most recent draft delivered to the Bookrunners on or prior to the date hereof and contained in Annex II.

          “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
          “Term Lender” means (a) at any time on or prior to the Initial Funding Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Initial Funding Date any Lender that holds Term Loans at such time.
          “Term Loan” means an advance made by any Term Lender under the Term Loan Facility.
          “Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan Commitments as of the Effective Date is $1,900,000,000.
          “Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.
          “Term Loan Facility Maturity Date” means the fifth anniversary of the Initial Funding Date.
          “Transaction Closing Date” has the meaning assigned to such term in Section 4.03.
          “Transactions” means, collectively, the Financing Transactions and the Separation Transactions.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UK Facility” means the £1,750,000,000 multi-currency revolving credit facility to be made available to Cadbury pursuant to the terms of the facility agreement dated on or about the date of this agreement and made between, amongst others, Cadbury UK as borrower, Cadbury as guarantor and JP Morgan Chase Bank, N.A., Bank of America N.A., Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding Inc. and UBS AG, London Branch as lenders.
          “Unreimbursed Amount” has the meaning assigned to such term in Section 2.05(e).
          “Unused Commitment Fee” has the meaning assigned to such term in Section 2.11(a).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) In calculating the ratios set forth in Section 6.04, (i) pro forma effect shall be given to any Permitted Acquisitions or dispositions of all or substantially all the Stock or assets of any Subsidiary or any division or line of business of the Borrower or any Subsidiary that occur during the applicable reference period, or thereafter and on or prior to the reporting date with respect thereto, as if they had occurred on the first day of the applicable reference period or as of the last day of the applicable quarter, as the case may be and (ii) for any period prior to the Transaction Closing Date, pro forma effect shall be given to the Transactions as if the Indebtedness incurred in connection therewith had been incurred on the first date of the applicable reference period.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. (a) Term Loan. Each Term Lender, subject to the terms and conditions set forth herein, severally and not jointly with the other Term Lenders, agrees to make on the Initial Funding Date a single Term Loan to the Borrower in an aggregate principal amount not to exceed such Term Lender’s Term Loan Commitment. Once prepaid or repaid, no Term Loan may be re-borrowed.

          (b) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.13, each Borrowing shall be ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; and provided further that, as a result of the exercise of such option, such Lender, or such foreign branch or Affiliate of such Lender shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than such Lender is entitled to prior to exercising such option.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Revolving Borrowings and ten (10) Eurodollar Term Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Facility Maturity Date or the Revolving Credit Facility Maturity Date, as applicable.
          SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, the same Business Day as the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
               (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the Revolving Credit Commitments then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of such notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that, a Letter of Credit may provide for automatic renewals for additional periods of up to one year, subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a period satisfactory to the Administrative Agent in advance of any such renewal.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank issuing such Letter of Credit or the Revolving Credit Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Credit Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC

Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement. On the last Business Day of each month, the Issuing Bank shall submit to the Administrative Agent a report in reasonable detail setting forth any activity taken with respect to each Letter of Credit that it has issued at the request of the Borrower that was outstanding as of the date of the report last submitted.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. On the Revolving Credit Facility Maturity Date (or if earlier, any other date on which the Revolving Credit Commitments have been terminated in full) and, if any Event of Default under clauses (a), (b), (f), (h) or (i) of Article VII) shall have occurred and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII or any other date upon which the Revolving Credit Commitments are terminated in full. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Revolving Credit Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) Schedule 2.05 contains a schedule of certain letters of credit issued prior to the Effective Date by JPMCB for the account of the Borrower. On the Transaction Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.05 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.11(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Transaction Closing Date, (ii) the issuers of such Letters of Credit (unless otherwise an Issuing Bank) shall be deemed to be “Issuing Banks” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(e) relating to the obligation to provide the appropriate forms, certificates and statements to the Borrower and the Administrative Agent and any updates required by Section 2.16(e) and for purposes of Section 9.04(b)(iv) relating to the entries to be made in the Register, (iii) the face amount of such letters of credit shall be included in the calculation of LC Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.
          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. On the Initial Funding Date, the Administrative Agent will deposit the proceeds of the Term Loans into the Collateral Account (if the Transaction Closing Date does not occur on the same date) and will release such funds (or make such funds available) on the Transaction Closing Date to the Borrower for the purposes of funding the Separation Transactions on such date as contemplated in Section 5.08(a). After the Transaction Closing Date, the Administrative Agent will make any Revolving Loans available to the Borrower by promptly crediting the aggregate amounts so received from the Revolving Credit Lenders, in immediately available funds, to an account of the Borrower pursuant to instructions of the Borrower on file with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Banks.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Credit Lender or Term Lender, as applicable, of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Revolving Credit Facility Maturity Date; provided that, if both the Initial Funding Date and the Transaction Closing Date have not occurred prior to the Early Commitment Termination Date, then the Revolving Credit

Commitments shall terminate on the Early Commitment Termination Date and (ii) the Term Loan Commitments shall terminate on the Initial Funding Date immediately after giving effect to all Borrowings of Term Loans which are made on such date; provided that, if the Initial Funding Date does not occur prior to the Early Commitment Termination Date, then the Term Loan Commitments shall terminate on the Early Commitment Termination Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Credit Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.
          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay:
          (i) in respect of Revolving Loans, to the Administrative Agent for the account of each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Facility Maturity Date (or if earlier, the date of the termination of the Revolving Credit Commitments in full);
          (ii) in respect to the Term Loans, to the Administrative Agent for the account of each Term Loan Lender, in consecutive quarterly installments, in the an aggregate amount equal to (i) 10% in the case of installments due in the first and second year following the Initial Funding Date, (ii) 15% in the case of installments due in the third and fourth years following the Initial Funding Date, and (iii) 50% in the case of installments due in the fifth year following the Initial Funding Date, in all cases of the aggregate principal amount of the Term Loans outstanding immediately following the Initial Funding Date (which payments in each case shall be reduced as a result of the application of prepayments in accordance with Section 2.10), on the last day of each March, June, September and December and on the Term Loan Facility Maturity Date, with the first such payment to be made on June 30, 2008 to be applied against the Term Loans (provided, however, that the Borrower shall repay the entire unpaid principal amount of the Term Loans on the Term Loan Facility Maturity Date);
          (iii) in respect of Swingline Loans, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Facility Maturity Date (or if earlier, the date of the termination of the Revolving Credit

Commitments in full) and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided, that on each date a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Promissory Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
          SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the occurrence of an event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice of prepayment relating to the Term Loans, the Administrative Agent shall advise the Term Lenders of the contents of such notice. Each prepayment of the Term Loans shall be applied to reduce the remaining future quarterly installment amounts thereof payable under Section 2.09(a)(ii) as directed by the Borrower.
          (c) If the Transaction Closing Date has not occurred on or prior to the Early Commitment Termination Date, the Borrower shall immediately prepay the entire principal amount of the Loans then outstanding, together with all accrued but unpaid interest and fees thereon and all other Obligations of the Borrower owing on such date (other than indemnities and contingent claims which by their terms would survive the termination of this Agreement). The Borrower authorizes the release of all funds on deposit in the Collateral Account on such date and hereby irrevocably authorizes and directs the Administrative Agent to apply such funds to such Obligations in the manner set forth in Section 2.17(b) without any further action or authorization by the Borrower. In the event there are excess funds in the Collateral Account after all such Obligations have been paid in full, such funds shall be made available to the Borrower.
          SECTION 2.11. Fees. (a) The Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds (i) the aggregate outstanding principal amount of such Lender’s Revolving Loans and (ii) such Lender’s LC Exposure (the “Unused Commitment Fee”) from the Initial Funding Date hereof through the Revolving Credit Facility Maturity Date (or if earlier, the date of the termination of the Revolving Credit Commitments in full) at the Applicable Rate payable, in arrears (x) on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Initial Funding Date and (y) on the Revolving Credit Facility Maturity Date (or if earlier, the date of the termination of the Revolving Credit Commitments in full). All Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Initial Funding Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Agents and the Bookrunners the additional fees, the amount and dates of payment of which are embodied in the Fee and Syndication Letter.
          (d) All fees payable hereunder (other than under the Fee and Syndication Letter) shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders and Bookrunners. Fees paid shall not be refundable under any circumstances. All fees payable under the Fee and Syndication Letter shall be paid in accordance with the terms thereof.

          SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

          SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) Notwithstanding anything to the contrary herein, this Section 2.14 shall not apply to any Taxes, which are governed exclusively by Section 2.16.

          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (which demand shall be made within 180 days of the earlier of (x) if the Administrative Agent, such Lender or the Issuing Bank received written notice from a Governmental Authority demanding payment of such Indemnified Taxes or Other Taxes, the date the Administrative Agent, such Lender or the Issuing Bank received such written notice or (y) the date the Administrative Agent, such Lender or the Issuing Bank filed a tax return on which such Indemnified Taxes or Other Taxes is reflected). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. If the Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which it has made an indemnification payment under this subsection (c), the relevant Administrative Agent, Lender or Issuing Bank shall cooperate with the Borrower in challenging such Tax at the Borrower’s expense and if requested by the Borrower in writing; provided, however, that no Administrative Agent, Lender or Issuing Bank shall be required to take any action hereunder that, in the sole discretion of such Administrative Agent, Lender or Issuing Bank, would cause such Administrative Agent, Lender or Issuing Bank to suffer any material economic, legal or regulatory disadvantage. Additionally, nothing herein contained shall interfere with the right of an Administrative Agent, Lender or Issuing Bank to arrange its tax affairs in whatever manner it thinks fit nor oblige any Administrative Agent, Lender or Issuing Bank to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof to the Borrower or require any Administrative Agent, Lender or Issuing Bank to do anything that would materially prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) (i) Each Lender (other than a Lender described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1) unless reasonably requested by the Borrower and the Administrative Agent in writing) shall deliver documentation prescribed by applicable laws as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to United States federal backup withholding or information reporting requirements, but only if such Lender is legally entitled to do so.
               (ii) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
          (A) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
          (B) two (2) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form);
          (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or successor form); or

                    (D) any other form prescribed by applicable laws (including Internal Revenue Service Form W-8IMY) as a basis for claiming exemption from or a reduction in United Stated federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
               (iii) Each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver to the Borrower and the Administrative Agent such additional duly completed forms, certificates or documentation described in this subsection (e) that such Lender is legally entitled to so deliver upon or prior to the expiration or obsolescence of any such forms, certificates or documentation previously delivered by it pursuant to this subsection (e). Additionally, each Lender shall deliver to the Borrower and the Administrative Agent such additional duly completed forms, certificates or documentation described in this subsection (e) that such Lender is legally entitled to so deliver after the occurrence of a change in the material facts reflected on any such forms, certificates or documentation previously delivered by it pursuant to this subsection (e) (or if, as a result of such change in material facts, such Lender is no longer legally entitled to deliver any forms, certificates or documentation pursuant to this subsection (e), such Lender shall so notify the Borrower and the Administrative Agent).
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above, including because such Lender is not legally entitled to provide such form, certificate or other document), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.16 with respect to Indemnified Taxes imposed by the United States by reason of such failure.
          (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) in connection with any proposed amendment, modification, waiver or termination requiring the consent of all the Lenders or all affected Lenders, the consent of the Required Lenders is obtained but the consent of any Lender whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          To induce the Lenders and the Administrative Agent to enter into this Agreement, (i) on and as of the Effective Date, the Borrower makes each of the representations and warranties set forth in Sections 3.01(a) and 3.02 below (but only with respect to the Borrower) and in Section 3.11 below, (ii) on and as of the Initial Funding Date, the Borrower makes each of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04(a), 3.05, 3.06(a)(i), 3.07, 3.08, 3.09, 3.10, 3.11 and 3.12 below, (iii) on and as of the Transaction Closing Date, the Borrower makes each of the representations and warranties set forth in Section 3.14 and, with respect to each of the Guarantors becoming party to the Guaranty after the Initial Funding Date and on or prior to the Transaction Closing Date, each of the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03(a), 3.03(b) and 3.08 applicable to such Guarantors and (iv) on and as of each date after the Transaction Closing Date as required by Section 4.04, the Borrower makes each of the representations and warranties set forth below:
          SECTION 3.01. Organization; Powers. (a) Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power, limited liability company power or limited partnership power and authority, as applicable, to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          (b) Schedule 3.01(b) sets forth the name and jurisdiction of organization of each Material Subsidiary that is expected to be a Material Subsidiary after the Transaction Closing Date, pursuant to the Separation Documents as modified in accordance with Section 3.14(d). On the Transaction Closing Date, each Material Subsidiary will be a wholly-owned Subsidiary of the Borrower.
          SECTION 3.02. Authorization; Enforceability. The Financing Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Financing Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate the charter, by-laws or other organizational documents of the Borrower or any Loan Party, (iii) will not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority, and (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Loan Party or its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except in the case of clauses (i), (iii) and (iv) above for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) The Financing Transactions will not (i) violate the charter, by-laws or other organizational documents of Cadbury or any subsidiary of Cadbury that owns or, immediately prior to the Separation Transactions, has owned, the Borrower, (ii) violate or result in a default or a right to require any payment under any material indenture or other material debt agreement binding upon Cadbury or any subsidiary of Cadbury that owns or, immediately prior to the Separation Transactions, has owned, the Borrower or any of their respective assets or give rise to a right thereunder to require any payment to be made by such Person and (iii) violate or result in a default under any agreement or other instrument (excluding those referred to in clause (ii) above) binding upon Cadbury or any subsidiary of Cadbury that owns or, immediately prior to the Separation Transactions, has owned, the Borrower or any of their respective assets or give rise to a right thereunder to require any payment to be made by such Person, except in the case of this clause (iii), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (c) The Separation Transactions (i) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been (or will be prior to consummation of the Separation Transactions) obtained or made and are (or will be at the time of the consummation of the Separation Transactions) in full force and effect, (ii) will not violate the charter, by-laws or other organizational documents of Cadbury or any subsidiary of Cadbury involved in the Separation Transactions or identified in Schedule 2.01(a) of the Separation and Distribution Agreement, (iii) will not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority and (iv) will not violate in any material respect or result in a material default or a right to require a material payment under any material indenture, any other agreement or other instrument binding upon Cadbury or any subsidiary of Cadbury involved in the Separation Transactions or identified in Schedule 2.01(a) of the Separation and Distribution Agreement, or any of their respective assets, or give rise to a right thereunder to require any material payment to be made by any such Person, except in the case of clauses (i), (iii) and (iv) above (other than, in the case of clause (iv), with regards to any indentures and other material debt agreements) for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or a Cadbury Material Adverse Effect.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished (or, with respect to the fiscal year ended December 31, 2007 and the Pro Forma Financial Statements, will furnish prior to the Initial Funding Date) to the Lenders its (i) Audited Financial Statements, all reported on by Deloitte & Touche LLP and (ii) the Pro Forma Financial Statements. The Audited Financial Statements described in clause (i) above, present fairly, in all material respects the combined financial position, results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP and have been prepared in all material respects in accordance with Regulation S-X. The Pro Forma Financial Statements have been prepared in all material respects in accordance with Regulation S-X and related SEC and other applicable guidance and based on assumptions which are reasonable and set forth therein.
          (b) Since December 31, 2007, there has been no Material Adverse Change (other than the Disclosed Matters set out on Part II of Schedule 3.06).
          SECTION 3.05. Properties. (a) The Borrower and its Subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to their business, except for (i) minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties for their intended purposes and (ii) except for other defects to title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) The Borrower and its Subsidiaries collectively own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in their business, and such use by the Borrower and its Subsidiaries, to the best of knowledge of the Borrower, does not infringe upon the material rights of any other Person except as could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There shall be no investigation or review pending by any Governmental Authority with respect to, or actions, suits, inquiries, investigations or proceedings pending (or, to the best of knowledge of the Borrower, threatened) before, or orders, judgments or decrees of, any governmental entity, (i) that could reasonably be expected to restrain, prevent or impose materially adverse conditions upon the Transactions (which for the avoidance of doubt shall not be deemed to include the SEC review of the Form 10 or similar regulatory review under United Kingdom securities law) or (ii) that could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Matters set out in Part I of Schedule 3.06, to the extent that they do not result in aggregate payments, damages, losses or liabilities of the Borrower and its Subsidiaries in excess of $50,000,000 in the aggregate).

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have not become subject to any Environmental Liability, and (iii) have not received notice of any claim with respect to any Environmental Liability.
          SECTION 3.07. Compliance with Laws and Agreements. The Borrower and its Subsidiaries are in compliance with (a) their charter, by-laws or other organizational documents, (b) all laws, regulations and orders of any Governmental Authority applicable to them or their property and (c) all indentures, agreements and other instruments binding upon them or their property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Borrower and its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.11. Disclosure. The written information (including, without limitation, the Information Memorandum, the Registration Statement and of the other reports, financial statements, certificates or other information) and oral information (with any such oral information being limited to formal due diligence meetings and calls) furnished by or on behalf of the Borrower, Cadbury, and their respective Affiliates to the Administrative Agent or any Lender in connection with the Transactions (including the sale of the Business considered in 2007) or the negotiation of this Agreement or delivered hereunder, taken as a whole (as modified or supplemented by other information so furnished prior to the relevant measurement date for this representation and warranty), does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.
          SECTION 3.12. Margin Regulations. No Loan Party is engaged principally, as one of its important activities, in the business of extending credit for the purpose of carrying any margin stock (as such term is defined in Regulation U of the Board as in effect from time to time). No more than 25% of the value of the assets of either the Borrower or the Borrower and its Subsidiaries on a Consolidated basis, respectively, is represented by margin stock.
          SECTION 3.13. Labor Matters. (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the best knowledge of the Borrower, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of the Material Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.14. Separation Transactions. As of the Transaction Closing Date:
          (a) The Separation Transactions have been consummated in all material respects in accordance with each of the Separation Documents and substantially in the manner described in the Registration Statement.
          (b) The Separation Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Separation Documents has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (c) The Separation Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate the charter, by-laws or other organizational documents of the Borrower or any other Loan Party, (iii) will not violate any applicable law (including ERISA and Environmental Laws) or regulation or any order of any Governmental Authority and (iv) will not violate in any material respect or result in a material default or a right to require a material payment under any material indenture, any other agreement or other instrument binding upon the Borrower or any other Loan Party, or any of their respective assets, or give rise to a right thereunder to require any material payment to be made by any such Person, except in the case of clauses (i), (iii) and (iv) above (other than, in the case of clause (iv), with regards to any indentures and other material debt agreements) for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (d) Each of the Separation Documents has been entered into and is effective in substantially the same form as the draft agreements set forth in the definition thereof. None of the Separation Documents has been amended or otherwise modified in any material respect and no material provision therein has been waived, except as otherwise agreed to by the Bookrunners and except for such waivers, amendments or modifications that do not materially adversely affect the interests of the Lenders

(it being understood that, any change to the Separation Documents whereby an indemnification obligation of Cadbury or any of its subsidiaries existing on the Effective Date for which the Borrower or any of its Subsidiaries are indirectly liable is transferred to the Borrower or any of its Subsidiaries so that the Borrower or such Subsidiary is directly liable to Cadbury’s (or its subsidiary’s) counterparty under the underlying contract pursuant to which such indemnification obligation arose, shall not be considered to materially and adversely affect the interests of the Lenders so long as the scope and terms of such indemnification obligation are not changed following such transfer).
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. This Agreement shall be effective on the date (the “Effective Date”) on which the Administrative Agent (or its counsel) shall have received from each applicable party either (i) a counterpart of this Agreement, the Bridge Loan Agreement and the Fee and Syndication Letter signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or electronic ”.pdf” of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, the Bridge Loan Agreement and the Fee and Syndication Letter.
          SECTION 4.02. Initial Funding Date. The obligations of the Lenders to make the Term Loan hereunder shall not become effective until the time and date (such time and date, the “Initial Funding Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02); provided that the Initial Funding shall occur no earlier than April 10, 2008 (it being understood and agreed that if on the Initial Funding Date the Transaction Closing Date has not occurred, then the proceeds of the Term Loans shall be deposited directly into the Collateral Account on such date):
          (a) The Administrative Agent shall have received a copy of the articles or certificate of incorporation (or equivalent organizational document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with certificates of such official attesting to the good standing of the Borrower;
          (b) The Administrative Agent shall have received a certificate, dated the Initial Funding Date, of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the by-laws (or equivalent organizational document) of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower’s board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (D) that there have been no changes in the certificate of incorporation (or equivalent organizational document) of the Borrower from the certificate of incorporation (or equivalent organizational document) delivered pursuant to paragraph (a) above;
          (c) The Administrative Agent shall have received, for the account of each Lender requesting the same at least two (2) Business Days prior to the Initial Funding Date, a Promissory Note (which may for purposes of this Section 4.01(c) be a copy delivered by facsimile or electronic “.pdf” transmission to be followed promptly with an original of such Promissory Note by overnight courier or messenger) of the Borrower conforming to the requirements of Section 2.09(e) herein;
          (d) The Borrower, Cadbury and their respective Affiliates shall have complied in all material respects (and shall be deemed to have so complied if they have not received written notice of any material non-compliance) with the Fee and Syndication Letter; provided, however, that if, on or prior to the Transaction Funding Date, (i) the Borrower, Cadbury or any such Affiliate failed to comply with Section 3 thereof (other than the requirements set forth in clauses (c) and (d) of the second paragraph and in the last paragraph thereunder) and (ii) the Borrower, Cadbury and/or their respective Affiliates cured such non-compliance within two (2) Business Days of receipt of such notice, then the Borrower shall be deemed to have complied with the Fee and Syndication Letter for purposes of this clause (d);
          (e) At least five (5) Business Days prior to the Initial Funding Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Lenders at least ten (10) Business Days prior to the Initial Funding Date;
          (f) The Administrative Agent shall have received a favorable written opinion dated the Initial Funding Date (addressed to the Administrative Agent and the Lenders and dated the Initial Funding Date) of Shearman & Sterling LLP, counsel for the Loan Parties, substantially in the form of Exhibit B. The Administrative Agent also shall have received a copy of a written opinion dated the Initial Funding Date (addressed to Cadbury) of Shearman & Sterling LLP, counsel to Cadbury, covering such matters as have been previously agreed between Shearman & Sterling LLP and each of the Bookrunners, in form and substance satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions;
          (g) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower dated the Initial Funding Date certifying that on such date, the Borrower and its subsidiaries (on a consolidated basis) are Solvent, both before, and on a pro forma basis after giving effect to, the Transactions;
          (h) (A) The representations and warranties set forth in Sections 3.01(a), 3.02, 3.03, 3.04(a), 3.05, 3.06(a)(i), 3.07, 3.08, 3.09, 3.10, 3.11 and 3.12 shall be true and correct in all material respects on and as of the Initial Funding Date; (B) at the time of and immediately after giving effect to the Borrowing on the Initial Funding Date, (x) no Default as a result of the Borrower’s failure to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03(a) (with respect to the Borrower’s existence only), 5.03(b), 5.04, 5.05, 5.08 or in Article VI (other than for avoidance of doubt, Section 6.04) shall have occurred and be continuing, (y) no Event of Default under clause (c) of Article VII with respect to any representation and warranty under Article III made by the Borrower on the Effective Date shall have occurred, and (z) no Event of Default under clauses (h), (i) or (j) of Article VII shall have occurred and be continuing and (C) the Administrative Agent shall have received a certificate, dated the Initial Funding Date and signed by the president, a vice president or Financial Officer of the Borrower, confirming compliance with the conditions contained in clauses (A) and (B) above.
          (i) The Index Debt and the corporate ratings of the Borrower shall be rated at least “BBB-”, which rating may be subject to a “negative outlook” from S&P but not subject to “negative watch” or “development” and “Baa3” from Moody’s, which rating shall be stable and not subject to “negative watch”, “negative outlook” or “development”;
          (j) The Borrower has received (i) proceeds from the issuance of the Senior Notes or from borrowings under the Bridge Loan Agreement of at least $2,000,000,000 (less transaction costs and original issue discount incurred in connection therewith) or (ii) commitments to fund the Bridge Loan from the Bookrunners subject only to the satisfaction of conditions substantially similar to those set forth in Section 4.03 of this Agreement;

          (k) Each of the Bookrunners shall have received and be satisfied with (i) the audited combined financial statements of the Borrower for the fiscal year ending December 31, 2007, which such audited financial statements may exclude (A) guarantor/non-guarantor financial information and (B) quarterly financial information for completed fiscal periods (it being understood that the financial information for the fiscal years ending December 31, 2006 and January 1, 2006 presented with the financial information for the fiscal year ending December 31, 2007 will be the same in all material respects as that contained in the Registration Statement) (the “Audited Financial Statements”) and (ii) unaudited pro forma combined balance sheets of the Borrower and its Subsidiaries as of December 31, 2007 and unaudited pro forma statement of operations for the fiscal year ended December 31, 2007, adjusted to give effect to the consummation of the Transactions as if such Transactions, with respect to the pro forma combined balance sheets had occurred on December 31, 2007 and with respect to the pro forma statement of operations had occurred on January 1, 2007, to the extent permitted under Regulation S-X and related SEC and other applicable guidance (together, the “Pro Forma Financial Statements”). The Audited Financial Statements shall be prepared, in all material respects in accordance with GAAP and with Regulation S-X and the Pro-Forma Financial Statements shall be prepared, in all material respects in accordance with Regulation S-X and related SEC and other applicable guidance and based on assumptions which are reasonably set forth therein. The Bookrunners shall be deemed to be satisfied with the Audited Financial Statements if no Bookrunner shall have contacted the Borrower indicating such Bookrunner is not satisfied with the Audited Financial Statements within three (3) Business Days following delivery of the Audited Financial Statements. Following the delivery of the Audited Financial Statements, the Borrower shall provide the Bookrunners with an opportunity, by telephone or otherwise, to conduct customary auditor due diligence with representatives of the Borrower during which representatives of Deloitte & Touche LLP will be present (in person or by telephone) and participate in a customary manner, the result of which the Bookrunners shall be satisfied with. Each of the Bookrunners agrees to have its representatives available for the auditor due diligence promptly following the delivery of the Audited Financial Statements and each of the Bookrunners agrees to not unreasonably delay the completion of the auditor due diligence. The Bookrunners shall be deemed to be satisfied with the auditor due diligence if no Bookrunner shall have contacted the Borrower indicating such Bookrunner is not satisfied with the results of the auditor due diligence within two (2) Business Days following completion of the auditor due diligence; and
          (l) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Initial Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees and expenses of counsel) required to be reimbursed or paid by the Borrower hereunder.
Notwithstanding the foregoing, the obligations of the Lenders to make the Term Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on the Early Commitment Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). Notwithstanding any other provision of this Agreement, the only condition precedent to the making of the Loans on the Initial Funding Date are those set forth in this Section 4.02. Notwithstanding any other provision of this Agreement, the only conditions precedent to the depositing of the Term Loans into the Collateral Account on the Initial Funding Date are those set forth in this Section 4.02 and, if such conditions are satisfied, no additional conditions, including without limitation the absence of any other breaches or defaults under the Loan Documents or the making of any other representations under the Loan Documents or the Separation Documents, shall be a condition precedent to the depositing of the Term Loans into the Collateral Account on the Initial Funding Date.
          SECTION 4.03. Conditions to Transaction Closing Date. The obligation of the Administrative Agent (i) to release the funds deposited into the Collateral Account pursuant to Section

4.02 (if applicable) and (ii) to apply the proceeds of the Term Loans for the purposes specified in Section 5.08(a) shall not become effective until the time and date (such time and date, the “Transaction Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Initial Funding Date shall have occurred or shall occur on the Transaction Closing Date;
          (b) (A) The representations and warranties set forth in Section 3.14 shall be true and correct on and as of such date, and, with respect to each of the Guarantors becoming party to the Guaranty after the Initial Funding Date and on or prior to the Transaction Closing Date, each of the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03(a), 303(b) and 3.08 applicable to such Guarantors shall be true and correct in all material respects on and as of the Transaction Closing Date; (B) at the time of and immediately after giving effect to the consummation of the Transactions on the Transaction Closing Date, no Default specified under clause (h) (other than an Immaterial Insolvency Event) or clause (i) of Article VII shall have occurred and be continuing with respect to the Borrower or a Guarantor and (C) the Administrative Agent shall have received a certificate, dated the Transaction Closing Date and signed by the president, a vice president or Financial Officer of the Borrower, confirming compliance with the conditions contained in clauses (A) and (B) above;
          (c) No orders, judgments or decrees of any governmental entity, enjoining or prohibiting the consummation of the Financing Transactions shall have been issued and remain outstanding on the Transaction Closing Date;
          (d) The Index Debt and the corporate ratings of the Borrower are rated “BBB-” or higher from S&P which rating may be subject to “negative outlook” but not subject to “negative watch” or “development” and “Baa3” or higher from Moody’s, which rating shall be stable or stable subject to “development” but not subject to “negative watch” or “negative outlook” from the Initial Funding Date through April 30, 2008; and
          (e) There shall have occurred a period of at least five (5) consecutive Business Days prior to the Transaction Closing Date commencing on the later of (i) the date which the SEC confirms it is prepared to declare the Registration Statement effective and (ii) the date the Borrower has furnished to the Administrative Agent an Offering Memorandum.
          (f) The Administrative Agent shall have received a Guaranty, duly executed by each Material Subsidiary that is not an Excluded Subsidiary, together with (i) a copy of the articles or certificate of incorporation (or equivalent organizational document) of such Material Subsidiaries, certified as of a recent date by the Secretary of State of the state of organization of each such Material Subsidiary, together with certificates of such official attesting to the good standing of such Material Subsidiaries, (ii) a certificate of the Secretary or an Assistant Secretary of each such Material Subsidiary certifying (A) the names and true signatures of each officer of such Material Subsidiary that has been authorized to execute and deliver the Guaranty or other document required hereunder to be executed and delivered by or on behalf of such Material Subsidiary, (B) the by-laws (or equivalent organizational document) of such Material Subsidiary as in effect on the date of such certification, (C) the resolutions of such Material Subsidiary’s board of directors approving and authorizing the execution, delivery and performance of the Guaranty, and (D) that there have been no changes in the certificate of incorporation (or equivalent organizational document) of such Material Subsidiary from the certificate of incorporation (or equivalent organizational document) delivered pursuant to clause (i) above and (iii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Transaction Closing Date) of Shearman & Sterling LLP, counsel for the such Material Subsidiaries, and/or local counsel in the jurisdiction of such Material Subsidiaries’ formations, collectively, covering such matters with respect to each Guarantor as are contemplated in the form of opinion attached as Exhibit B (with reasonable variation to account for local law and opinion practice).
Notwithstanding the foregoing, the obligations of the Administrative Agent to release proceeds of the Term Loans deposited in the Collateral Account or, if the Initial Funding Date has not occurred, to apply the proceeds of the Term Loans directly as contemplated in Section 5.08(a), shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on the Early Commitment Termination Date (and, in the event such conditions are not so satisfied or waived, the funds on deposit in the Collateral Account shall be applied towards the repayment of the Obligations in accordance with Section 2.10(c) and all of the Commitments shall terminate at such time). Notwithstanding any other provision of this Agreement, the only conditions precedent to the making of Loans or the release of Loans from the Collateral Account on the Transaction Closing Date are those set forth in this Section 4.03 and, if such conditions are satisfied, no additional conditions, including without limitation the absence of any other breaches or defaults or the making of any other representation under the Loan Documents or the Separation Documents, shall be a condition precedent to the release of Loans from the Collateral Account on the Transaction Closing Date.
          SECTION 4.04. Conditions to Each Credit Event After the Transaction Closing Date. The several obligations of each Lender, including the Swingline Lender, to make a Loan on the occasion of any Borrowing after the Transaction Closing Date and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Transaction Closing Date (each a “Credit Event”), is subject to the satisfaction of the following conditions:
          (a) With respect to any Loan, the Administrative Agent shall have received a duly executed Borrowing Request (or, in the case of Swing Loans, a duly executed notice in compliance with Section 2.03(c)), and, with respect to any Letter of Credit, the Administrative Agent and the Issuing Bank shall have received a duly executed Letter of Credit request in compliance with Section 2.04(a) hereof or, in each case, such other notice or request satisfactory to the Administrative Agent;
          (b) The representations and warranties set forth in this Agreement (other than, in the case of a Qualified CP Draw, those contained in Sections 3.04(b) and 3.06) and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided, however, that, the representations and warranties contained in Sections 3.09, 3.10 and 3.13 shall only be made on the first Credit Event following the Transaction Closing Date; and
          (c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
After the Transaction Closing Date, each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.04.
ARTICLE V
Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that (it being understood that, for purposes of the covenants made by the Borrower as set forth below, such covenants shall be construed as though the Separation Transactions have been consummated):
          SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the end of each such fiscal year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, all certified by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
          (b) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower or, if such financial statements are not required to be filed with the SEC, on or before the date that is forty-five (45) days after the end of each such quarterly accounting period, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Material Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt or the corporate rating of the Borrower, written notice of such rating change;

          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to subsections (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information shall have been posted and available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by the Borrower to the Administrative Agent providing notice of such availability).
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the Borrower having knowledge of any Default; and
          (b) the Borrower having knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries and any Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; except in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any of the Separation Transactions.
          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Material Subsidiaries and any Loan Party to pay its Tax liabilities, that, if not paid, could reasonably be expected to have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary or such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
          SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries and any Loan Party to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance (which may include self-insurance and co-insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of clauses (a) and (b), to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.
          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities, to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours; provided that, unless an Event of Default shall have occurred and be continuing, only one (1) visit shall be permitted during any calendar year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The Borrower (and to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans (a) on the Transaction Closing Date, solely to consummate the Transactions in a manner consistent with the Registration Statement and in all material respects with the Separation Documents, including retaining at least $100,000,000 in unrestricted cash on its consolidated balance sheet after giving effect to the Transactions and (b) thereafter, for working capital and general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
          SECTION 5.09. Additional Guarantors. To the extent not delivered to the Administrative Agent on or before the Transaction Closing Date (including Persons that become Material Subsidiaries of the Borrower after the Transaction Closing Date), the Borrower agrees promptly to do, or cause each Material Subsidiary (other than any Excluded Subsidiary) of the Borrower to, unless otherwise agreed by the Administrative Agent, deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Material Subsidiary (other than any Excluded Subsidiary) of the Borrower guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof and to take such other actions necessary or advisable to ensure the validity or continuing validity of such guaranties as may be required by law or as may be reasonably requested by the Administrative Agent and, if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such guaranties, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          SECTION 5.10. Ratings. The Borrower will use commercially reasonably efforts to maintain corporate ratings and ratings in respect of the Index Debt from both Moody’s and S&P.

ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that (it being understood that, for purposes of the covenants made by the Borrower as set forth below, such covenants shall be construed as though the Separation Transactions have been consummated and shall not in any way prohibit the consummation of the Separation Transactions):
          SECTION 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof (with all such Liens securing Indebtedness of any Loan Party for borrowed money being set forth in Schedule 6.01); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than the proceeds or products of the property or asset originally subject to such Lien) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens of any Subsidiary in favor of any Loan Party;
          (d) Liens securing Indebtedness outstanding in a principal amount not in excess of $100,000,000 consisting of capital leases or purchase money obligations provided that such Liens do not encumber any property other than property financed by such Indebtedness or subject to such capital lease;
          (e) Liens on the assets of any Foreign Subsidiary; provided that to the extent such Liens secure Indebtedness, such Indebtedness is permitted under Section 6.08; and
          (f) Liens not otherwise permitted by clauses (a) through (d) above securing obligations, the aggregate outstanding principal amount of which as of the date of any incurrence thereof shall not exceed (together with all Indebtedness of Subsidiaries that are not Guarantors permitted pursuant to Section 6.08) 10% of the Consolidated Net Tangible Assets of the Borrower as of such date; provided that no Lien permitted pursuant to this clause (e) shall encumber any Material Intellectual Property.
          SECTION 6.02. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Loan Parties, taken as a whole, or the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Subsidiary; provided that any sale, transfer, lease or other disposition to any Subsidiary that is not a Guarantor shall not be prohibited by Section 6.03(c), (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
          SECTION 6.03. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (“Investments”), except:
          (a) cash and Permitted Investments;
          (b) Investments existing on the date hereof and any modification, replacement, renewal, reinvestment or extension thereof;
          (c) loans or advances or other Investments made by (i) any Loan Party to any other Loan Party, (ii) by any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary and (iii) by any Loan Party to a Subsidiary that is not a Loan Party in an aggregate amount outstanding not to exceed $100,000,000;
          (d) Investments consisting of intercompany cash balances among the Borrower and its Subsidiaries in connection with liquidity management in the ordinary course of business;
          (e) loans or advances to officers, directors and employees of the Borrower or the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of equity interests of the Borrower and the Subsidiaries and (iii) for purposes not described in the foregoing clauses (i) and (ii), to the extent permitted by law, in an aggregate principal amount outstanding not to exceed $5,000,000;
          (f) Investments in Swap Agreements;
          (g) Investments held by a Subsidiary acquired after the date hereof or of a corporation merged or consolidated with a Subsidiary in accordance with Section 6.02 after the date hereof to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
          (h) Permitted Acquisitions; provided that, any Permitted Acquisition by any Loan Party of assets located outside of the United States (or any Investment by a Loan Party in a subsidiary that is not a Guarantor for the purpose of consummating a Permitted Acquisition) shall only be permitted if the Investment in such Permitted Acquisition is otherwise permitted pursuant to clause (i) below; and

          (i) Permitted Acquisitions not permitted pursuant to clause (g) above and other Investments in an aggregate amount not exceed 15% of the Consolidated Net Tangible Assets of the Borrower as of such date, net of any return representing return of capital or repayment of Indebtedness in respect of any such investment made pursuant to this clause (h) and valued at the time of the making thereof.
Notwithstanding anything to herein to the contrary, in the event that (i) Consolidated Total Debt of the Borrower as of the last day of any fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to clause (a) or (b), as applicable, of Section 5.01 to (ii) Consolidated EBITDA of the Borrower for the last four fiscal quarters ending on the last day of such fiscal quarter is less than 3.25:1, then the covenant set for in this Section 6.03 shall cease to be of any further force and effect.
          SECTION 6.04. Financial Covenants.
          (a) Leverage. The Borrower will not permit the ratio of (i) Consolidated Total Debt of the Borrower as of the last day of any fiscal quarter ending during any period set forth below to (ii) Consolidated EBITDA of the Borrower for the last four fiscal quarters ending on the last day of such fiscal quarter to be greater than the ratio set forth below opposite such period:

PERIOD	MAXIMUM LEVERAGE RATIO

The Initial Funding date through June 30, 2009	3.75 to 1

July 1, 2009 through December 31, 2009	3.50 to 1

January 1, 2010 through December 31, 2010	3.25 to 1

January 1, 2011 through the latest Maturity Date of the Facilities	3.00 to 1
          (b) Interest Coverage. The Borrower shall not permit the ratio of (i) Consolidated EBITDA of the Borrower for any four fiscal quarter period ending on or after June 30, 2008 to (ii) Consolidated Cash Interest Expense of the Borrower for such period to be less than 3.25 to 1.
          SECTION 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) compensation to employees, officers, directors or consultants in the ordinary course of business and reimbursement of directors’ and officers’ expenses and payment of directors’ and officers’ indemnities, and (c) transactions between or among the Borrower and any Subsidiary.
          SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Bridge Loan Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Initial Funding Date identified on Schedule 6.06 delivered on or prior to the Initial Funding Date (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or to any agreement evidencing Indebtedness if such restriction is no more restrictive than the provisions of Section 6.01 of this Agreement, (v) the foregoing shall not apply to customary anti-assignment provisions in contracts restricting the assignment thereof (including customary provisions in leases restricting assignability or subleasing), (vii) the foregoing shall not apply to restrictions under any documents relating to the formation of any non-wholly-owned Subsidiary, (viii) clause (a) of the foregoing shall not apply in the case of any Subsidiary of the Borrower that is not a Guarantor, to restrictions or conditions imposed by any agreement evidencing Indebtedness that is permitted by Section 6.07 of this Agreement and (ix) the foregoing shall not apply to licenses or contracts which by the terms of such licenses and contracts prohibits the granting of Liens on the rights contained therein.
          SECTION 6.07. Subsidiary Indebtedness. The Borrower will not permit the aggregate principal amount of Indebtedness of Subsidiaries that are not Guarantors (excluding any Indebtedness of such Subsidiary owed to the Borrower or another Subsidiary, but including any Guarantee by such Subsidiary of Indebtedness of the Borrower) at any time to exceed (together with all secured obligations permitted pursuant to Section 6.01(f)) 10% of the Consolidated Net Tangible Assets of the Borrower as of such date; provided however, that nothing in this Section 6.07 shall prohibit intercompany Indebtedness of Subsidiaries to the extent outstanding prior to the Transaction Closing Date.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in or in connection with this Agreement or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
          (e) the Borrower or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or the other Loan Documents, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the day a Financial Officer of the Borrower first has knowledge of such failure and (ii) the Administrative Agent giving notice thereof to the Borrower (which notice will be given at the request of any Lender);
          (f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after any applicable grace period;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or mandatory prepayments required by Section 2.10(d) of the Bridge Loan Agreement;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of the Minimum Threshold (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage thereof) shall be entered against the Borrower, any Loan Party or any Material Subsidiary and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, such Loan Party or such Material Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that results in liability of the Borrower, any Loan Party or any Material Subsidiary in an aggregate amount which could reasonably be expected to have a Material Adverse Effect;
          (m) a Change in Control shall occur; or
          (n) any Loan Document shall cease to be valid and enforceable against any Loan Party thereto, or any Loan Party shall so assert in writing;
then, and during the continuance of any Event of Default (other than an event with respect to the Borrower described in clauses (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any Event of Default with respect to the Borrower described in clauses (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, in the event any Event of Default (other than an Event of Default described in clause (h) or (i) above that is not an Immaterial Insolvency Event) occurs and is continuing during the period after the Initial Funding Date and through the Transaction Closing Date, then the rights of the Administrative Agent to take the actions described pursuant to clauses (i) and (ii) above shall be suspended until after the Transaction Closing Date has occurred.
ARTICLE VIII
The Administrative Agent; the Agents and the Collateral Account
          SECTION 8.01. The Administrative Agent; the Agents. (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          (b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (unless an Event of Default under clauses (a), (b), (h) or (i) if Article VII has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative

Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          (h) Anything herein to the contrary notwithstanding, none of the Agents, the Bookrunners or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as Agent, the Swingline Lender, a Lender or any Issuing Bank hereunder.
          SECTION 8.02. Collateral Account. (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its collateral agent in respect of the Collateral Account and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          (b) On or prior to the Initial Funding Date, the Administrative Agent shall establish the Collateral Account. The Collateral Account and all funds and other property therein shall be held in accordance with this Agreement by the Administrative Agent, until released or applied in accordance with the terms hereof.
          (c) The Borrower, as security for the full, prompt and complete payment and performance when due (whether at stated maturity or otherwise by operation of Section 2.10 hereunder, by acceleration or otherwise) of the Obligations, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Lenders, and grants to the Administrative Agent for the benefit of the Lenders a lien on and security interest in, all of its right, title and interest in, to and under all funds, cash and any cash equivalents from time to time on deposit or held in the Collateral Account and all proceeds thereof.
          (d) The parties hereto and the Administrative Agent agree: (i) that all items of taxable income or gain realized on the Collateral Account shall be reported as taxable income or gain of the Borrower; (ii) that the Administrative Agent shall issue an IRS Form 1099 (or any successor form) relating to such taxable income or gain to and in the name of the Borrower; and (iii) that the Borrower shall promptly deliver such certificates and other documents as required by applicable regulation and as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, a completed, executed Form W-9. The Borrower understands that the failure to provide properly completed applicable withholding tax forms may cause the Administrative Agent to become obligated to withhold a portion of any distributions of the Collateral Account pursuant to applicable provisions of the Code. The Administrative Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Collateral Account. The Administrative Agent shall have no other duties or responsibilities with respect to administering tax withholding, payments or reporting for persons receiving distributions pursuant to this Agreement. Notwithstanding the foregoing, the Administrative Agent may report and withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution.
          (e) It is understood and agreed that the Administrative Agent shall have no obligation to invest any of the funds in the Collateral Account, provided that all interest and other amounts earned on the deposits shall be deposited in the Collateral Account and only be released and applied in accordance with the terms hereof (including Sections 2.10(c) and 4.03).
          (f) On the Transaction Closing Date, subject only to the satisfaction of the conditions specified in Section 4.03 hereof, the Lenders hereby authorize Administrative Agent to release all funds in the Collateral Account to the Borrower for uses specified in Section 5.08(a); provided however, if the Transaction Closing Date does not occur on or prior to the Early Commitment Termination Date, the Borrower irrevocably instructs the Administrative Agent to apply such funds in the Collateral Account for the prepayment of the Obligations in accordance with Section 2.10(c).
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or, to the extent provided in paragraph (b) below, electronic mail, as follows:
     (i) if to the Borrower, to it at Dr Pepper Snapple Group, Inc. 5301 Legacy Drive, Plano, Texas 75024, Attention of John Stewart, Executive Vice President & Chief Financial Officer (Telecopy No. (972) 673-7879);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Cherry Arnaez (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Barbara R. Marks (Telecopy No. (212) 270-3279);
     (iii) if to the Issuing Bank, to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Barbara R. Marks (Telecopy No. (212) 270-3279);
     (iv) if to the Swingline Lender, to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Barbara R. Marks (Telecopy No. (212) 270-3279); and
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (d) NONE OF THE ADMINISTRATIVE AGENT, THE BOOKRUNNERS, THE ISSUING BANKS, ANY OF THE LENDERS, OR ANY RELATED PARTY OF ANY OF THE FOREGOING PERSONS OR ANY OF THEIR OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS OR THEREBY, EXCEPT TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY IN THE USE OF SUCH SYSTEMS, AS DETERMINED BY A FINAL, NON- APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required

Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing or any other provision in any Loan Document, the Borrower shall execute any amendment to this Agreement and any other Loan Document to the extent required to comply with the terms of the Fee and Syndication Letter.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel and if reasonably required by the Administrative Agent, local counsel or specialist counsel, and, if counsel for the Administrative Agent determines in good faith that there is a conflict of interest that requires separate representation for any Agent, any Bookrunner, the Issuing Bank or any Lender, one additional counsel for each Person subject to such conflict of interest) incurred by the Bookrunners, the Administrative Agent, and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, the Bookrunners, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Bookrunners, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, the Bookrunners, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries,

or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless as set forth in this Section 9.03(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such losses, claims, damages, liabilities and related expenses incurred by the Indemnitees or any of them.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Bookrunners, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Bookrunners, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage with respect to Facilities (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Bookrunners, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (i) any Lender, any Affiliate of a Lender, or any Approved Fund, (ii) any assignee at any time prior to the completion of a Successful Syndication (as defined in the Fee and Syndication Letter) except assignments of Revolving Credit Commitments on or prior to the Initial Funding Date to a Person who is not a commercial or investment bank, or (iii) any assignee if an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing;
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and
(ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans or to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and any of it Subsidiaries, and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (i) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03) to the extent that any claim thereunder relates to an event arising prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements and any interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender and in any event shall not be entitled to any greater payment than the applicable Lender that sold such participation to such Participant would have been entitled to receive.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement of any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this

Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender to the extent then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement. Each Lender agrees to notify the Borrower promptly of its exercise of any rights under this Section, but the failure to provide such notice shall not otherwise limit its rights under this Section or result in any liability to such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process at the address provided for Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Bookrunners, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below in accordance with such person’s customary procedures for handling confidential information of such nature), except that Information may be disclosed (i) to its and its Affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, unless prohibited by applicable law or court order, such disclosing party shall use reasonable efforts to notify the Borrower prior to such disclosure), (iv) to any other party to this Agreement, (v) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any such information, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vii) subject to an agreement containing provisions no less restrictive than those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (viii) with the consent of the Borrower or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Bookrunner, the Issuing Bank or any Lender from a source other than the Borrower not known by such person to be in breach of any legal or contractual obligation not to disclose such information to the Administrative Agent, the Bookrunners, the Issuing Bank or such Lender. In addition, the Administrative Agent, each Bookrunner, the Issuing Bank and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers in connection with the administration and management of this Agreement and the other Loan Documents; provided that, no such Person shall disclose the identity of the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Bookrunner, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Affiliates unless the Administrative Agent has actual knowledge that such information is being made available by a Person in breach of any legal or contractual obligation not to disclose such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          (b) Notwithstanding the provisions of Section 9.12(a) or anything contrary set forth herein, each party to this Agreement (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the facilities in relation to the Financing Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions set forth above (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of the parties hereto or any of their respective affiliates.
          (c) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          (d) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.14. Patriot Act. Each Lender subject to the Patriot Act hereby notifies the Borrower and each Guarantor that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, including the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.
          SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Bookrunners are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Bookrunners, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, (B) irrespective of whether any Lender, any Bookrunner, the Administrative Agent or any of their Affiliates has advised or is advising the Borrower on other matters, the Borrower shall not claim any such fiduciary, advisory or agency relationship or services and the Borrower acknowledges that none of the Administrative Agent, any Lender, any Bookrunner or any of their Affiliates owes a fiduciary or similar duty to Cadbury, Cadbury UK, the Borrower, or the Business in connection with the Transactions or the process leading thereto and; and (iii) the Administrative Agent, the Lenders and the Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent nor any Bookrunner or Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.
          SECTION 9.16. Release of Guarantors. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with (i) any disposition of a Subsidiary that is a Guarantor as permitted by the Loan Documents and immediately following such disposition such Subsidiary will no longer be a Subsidiary of the Borrower or (ii) a Subsidiary becoming an Excluded Subsidiary (including by being designated in writing by the Borrower as an “Immaterial Subsidiary” in accordance with the terms of this Agreement) as permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release any guarantee obligations under any Loan Document of any Guarantor being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents, or becoming an Excluded Subsidiary, in accordance with the Loan Documents.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when the principal and interest with respect to all Loans and all other monetary payment Obligations which are then due and payable have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release all guarantee obligations under any Loan Document of any Guarantor. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if within 180 days after such release (or such longer period under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect during which any payment in respect of the Obligations guaranteed thereby can be annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid) any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, however, that any such reinstated guarantee shall be released immediately upon the Obligations being indefeasibly paid in full.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DR PEPPER SNAPPLE GROUP, INC., as Borrower
By	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, a Joint Lead Arranger and a Lender, as an Issuing Bank and as Swingline Lender
By	/s/
Name:
Title:

J.P. MORGAN SECURITIES INC., as Bookrunner
By	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANC OF AMERICA SECURITIES LLC, as a Joint Lead Arranger and a Bookrunner
By	/s/
Name:
Title:

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender
By	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Documentation Agent, a Bookrunner and a Lender
By	/s/
Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as a Documentation Agent, a Bookrunner and a Lender
By	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS SECURITIES LLC, as Bookrunner and Documentation Agent
By	/s/
Name:
Title:

By	/s/
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender
By	/s/
Name:
Title:

By	/s/
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]